Exhibit 99.4

Trinity Industries, Inc
Analysts Conference Call
August 4, 2005
Comments by Steve Menzies

Thank you, Tim. Good morning! I’ll make a few comments about the railcar market followed by a few remarks about our leasing and management services business.

Industry demand for railcars in North America remained strong in the 2nd quarter. More than 19,100 railcars were ordered industry-wide, continuing the strong pace set in early 2004. The number of 2nd quarter railcar orders compares favorably to the approximately 17,600 railcars ordered in the 1st quarter of 2005 and the quarterly average of 18,000 ordered during the last six quarters. Year-to-date, industry orders through June totaled 36,700 railcars, keeping pace with the almost 72,000 railcars ordered in 2004. Strong railcar demand reflects general economic growth, increased railroad freight loadings and replacement of older, smaller railcars.

During the 2nd quarter, Trinity received more than 6,100 railcar orders. We continue to focus our sales efforts on orders that meet our pricing requirements and extend our existing production lines. We received orders during the 2nd quarter that will extend production lines for a variety of cars, including several lines producing various types of covered hoppers, mill gondolas, coal cars, box cars, intermodal cars and tank cars. Current order levels and inquiries indicate continued strong demand for a variety of railcars, supporting our production and sales strategies.

The industry-wide production backlog at the end of the 2nd quarter was approximately 60,700 railcars. Backlog has remained basically stable during the past four quarters. This indicates that industry order levels are keeping pace with increased industry production and that the supply chain is keeping up with demand. Trinity’s railcar production backlog in North America is approximately 17,500 railcars, consistent with our backlog of approximately 17,300 railcars at the end of the 1st quarter of 2005.

Trinity Industries Railcar Leasing and Management Services Group continued to grow its railcar fleet, taking delivery of approximately 1,500 new railcars during the 2nd quarter. This represents about 25% of Trinity’s North American 2nd quarter shipments. Our operating lease fleet now includes more than 22,300 railcars as compared to 19,200 railcars in our fleet on June 30, 2004. Our strategy is to grow our leasing business by developing solid, long term relationships with the end users of our railcars therefore resulting in a significant and stable earnings stream from our leasing business.

Our committed lease backlog at the end of the 2nd quarter was approximately 3,200 railcars or approximately 18% of Trinity’s North American production backlog. Our fleet utilization remained 99.3% at the end of the 2nd quarter compared to 99.3% at the end of the lst quarter 2005 and 98.2% at June 30, 2004. The average age of our fleet is 5.2 years and our average remaining lease term is almost six years. Lease rates continue to rise as a result of high fleet utilization, strong levels of new car building and rising new car prices. Our renewal rate, the number of leases renewed as a percentage of expiring leases, has been exceptionally high. Our average fleet lease rate has continued to increase quarter over quarter reflecting the high number of lease renewals and rising new car lease rates.

I’ll now turn it over to Bill McWhirter.